Exhibit 99.2    Press Release

FOR IMMEDIATE RELEASE                                  John Kopchik
                                                       JJF Acquisition, Inc.
                                                       (612) 673-6700

                                                       Robert F. Gallagher
                                                       TSI Incorporated
                                                       (651) 490-2756

                                                       Ann Barkelew
                                                       Fleishman-Hillard
                                                       (612) 337-0354


           TSI SHAREHOLDERS APPROVE MERGER WITH JJF ACQUISITION, INC. MERGER A MODEL FOR RECAPITALIZATION OF AREA'S SMALL COMPANIES

         ST. PAUL, MINNESOTA, May 3, 2000 - TSI Incorporated today announced that its shareholders approved a recommendation from the company's board of directors to merge the company with JJF Acquisition, Inc., a subsidiary of JJF Group, Inc., a private, Minneapolis-based investment firm owned by John Fauth. After the merger is completed, TSI will be a privately held company operating under the same name.

         "TSI is a good company with great people and a very positive future. Our primary goal will be to help the company grow and become an even stronger force in the markets it serves," said John Fauth, chairman of JJF Group.

         "This region is home to many good, solid companies whose growth has been hobbled by Wall Street's disinterest in smaller, non-Internet-based enterprises," Fauth said. "We believe that by recapitalizing through a combination of private equity and debt, many of these companies can realize their full potential as more nimble operations. JJF Group and other investment firms will continue to be active in 'liberating' high-quality companies such as TSI."

         The merger is financed through a combination of equity provided by JJF Group and debt secured by JJF Group from a syndicate of lenders led by U.S. Bank.
         Under the terms of the merger, which received support from 98 percent of the TSI shares voted, shareholders will receive $15.25 in cash for each outstanding share of common stock. Norwest Shareowner Services will provide registered shareholders with instructions on tendering their shares approximately one week from today.

         TSI Incorporated, based in Shoreview, Minnesota, is a diversified, worldwide leader in providing measuring instruments for two major market areas: the safety, comfort and health of people; and productivity and quality improvement. TSI's common stock has been traded on the national over-the-counter market under the Nasdaq symbol TSII. More information on the company and its products is available at TSI's web site at http://www.tsi.com

         JJF Group was formed by Minneapolis investor John Fauth for the purpose of acquiring TSI Incorporated and other undervalued industrial companies. Fauth is the chairman and chief executive officer of Churchill Capital, Inc., an investment management firm. Prior to the TSI merger, Fauth and his companies successfully purchased, owned and operated 29 companies, including two public companies, acquired in friendly transactions.